Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
OSI Pharmaceuticals, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-148211, No. 333-137669, No. 333-129749, No. 333-91118, No. 333-65072, No. 333-42274, No. 333-39509, No. 333-06861, No. 33-64713 and No. 33-38443) and on Form S-3 (333-150027) of OSI Pharmaceuticals, Inc. and subsidiaries of our report dated February 27, 2009, relating to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of OSI Pharmaceuticals, Inc.
/s/ KPMG LLP
Melville, New York
February 27, 2009